Exhibit 5.1
Valero Energy Corporation
One Valero Way
San Antonio, Texas, 78249
October 14, 2005
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Ladies and Gentlemen:
     I am Vice President — Corporate Law and Secretary of Valero Energy Corporation, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of 10,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) issuable in connection with the Valero Energy Corporation 2005 Omnibus Stock Incentive Plan (the “Plan”).
     I have examined the Registration Statement, the Plan and originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
     Based upon and subject to the foregoing, I am of the opinion that, in the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

     I am a member of the Bar of the State of Texas and my opinion is limited to the federal statutory laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such opinion, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Jay D. Browning
Jay D. Browning
Vice President — Corporate Law and Secretary